Exhibit 99.4

February 13, 2006

Dear Lynnwood Financial Group Shareholders;

In the past we have used golf metaphors such as “the perfect round on a beautiful sunny day” to describe how things are going at Lynnwood Financial Group and its subsidiary, Golf Savings Bank. I would like to use a golf metaphor again. We are in the clubhouse after a perfect round, avoiding all rain, and now have been asked to hit the links again as part of a fantastic twosome. Today, Lynnwood (and Golf) and Sterling Financial Corporation have agreed to merge, joining forces to take on the golf course and all competitors.

Sterling is a publicly-traded Spokane-based financial institution with 2005 assets of $7.6 billion, earnings of $61 million and a market capitalization of over $900 million. Obviously Sterling brings tremendous resources to the team, but more importantly, it brings a history of dedication to our three main business segments: residential mortgage origination, residential construction lending and commercial real estate lending. Our Board of Directors and Executive Management Team believe Sterling makes a great partner strategically, financially and culturally.

Enclosed is an Investor Presentation that Sterling will be making to the “street.” The presentation also includes a summary of our December 31, 2005 pre-audit financial results. As you can see, we had a stellar year, with Net Income of $9.4 million, and we continued our growth pattern, ending up the year at $497 million in Consolidated Assets. You will also note that based on Sterling’s February 10, 2006 closing price, the value of the consideration you would receive in the merger is approximately $61.42 per share of Lynnwood common stock. The transaction is expected to close Q3 2006, pending regulatory and Lynnwood shareholder approval, among other things. Assuming a similar closing price, your investment in Lynnwood, including dividends, will have had a 23% annualized return. You may be interested in tracking Sterling going forward. Their stock symbol is STSA.

Please read the enclosed information carefully and feel free to contact us. There still is work to be done and more information will be forthcoming as we work together through the closing.

Lynette and I want to personally thank you for your support over the years and hope you are pleased with your investment in Lynnwood.  We are very excited about our future partners and feel our best rounds are ahead of us.

Sincerely,

Charles J. Ainslie
Chairman and Chief Executive Officer

ADDITIONAL INFORMATION AND WHERE TO FIND IT

Sterling intends to file with the Securities and Exchange Commission a registration statement on Form S-4, and Lynnwood expects to mail a proxy statement/prospectus to its security holders, containing information about the transaction.  Investors and security holders of Sterling and Lynnwood are urged to read the proxy statement/prospectus and other relevant materials when they become available because they will contain important information about Sterling, Lynnwood and the proposed merger.  In addition to the registration statement to be filed by Sterling and the proxy statement/prospectus to be mailed to the security holders of Lynnwood, Sterling files annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission.  Investors and security holders may obtain a free copy of the proxy statement/prospectus and other relevant documents (when they become available) and any other documents filed with the Securities and Exchange Commission at its website at www.sec.gov.  These documents may also be obtained free of charge from Sterling by requesting them in writing at Sterling Financial Corporation, 111 North Wall Street, Spokane, WA  99201, or by telephone at (509) 227-5389.  In addition, investors and security holders may access copies of the documents filed with the Securities and Exchange Commission by Sterling on its website at www.sterlingsavingsbank.com.

Sterling, Lynnwood and their respective officers and directors may be deemed to be participants in the solicitation of proxies from the security holders of Lynnwood with respect to the transactions contemplated by the proposed merger.  Information regarding Sterling’s officers and directors is included in Sterling’s proxy statement for its 2005 annual meeting of shareholders filed with the Securities and Exchange Commission on March 25, 2005.  A description of the interests of the directors and executive officers of Sterling and Lynnwood in the merger will be set forth in Lynnwood’s proxy statement/prospectus and other relevant documents filed with the Securities and Exchange Commission when they become available.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements about: (i) the benefits of the merger between Sterling and Lynnwood, including future financial and operating results, cost savings enhancements to revenue and accretion to reported earnings that may be realized from the merger; (ii) Sterling’s and Lynnwood’s plans, objectives, expectations and intentions and other statements contained in this presentation that are not historical facts; and (iii) other statements identified by words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” or words of similar meaning generally intended to identify forward-looking statements. These forward-looking statements are based upon the current beliefs and expectations of the management of Sterling and Lynnwood, and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control.  In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. Actual results may differ materially from the anticipated results discussed in these forward-looking statements because of numerous possible uncertainties.

The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements: (1) the businesses of Sterling and Lynnwood may not be combined successfully, or such combination may take longer, be more difficult, time-consuming or costly to accomplish than expected; (2) the expected growth opportunities or cost savings from the merger may not be fully realized or may take longer to realize than expected; (3) operating costs, customer losses and business disruption following the merger, including adverse effects on relationships with employees, may be greater than expected; (4) governmental approvals of the merger may not be obtained, or adverse regulatory conditions may be imposed in connection with governmental approvals of the merger; (5) the shareholders of Lynnwood may fail to approve the merger; (6) adverse governmental or regulatory policies may be enacted; (7) the interest rate environment may further compress margins and adversely affect net interest income; (8) results may be adversely affected by continued diversification of assets and adverse changes to credit quality; (9) competition from other financial services companies in Sterling’s and Lynnwood’s markets could adversely affect operations; and (10) an economic slowdown could adversely affect credit quality and loan originations. Additional factors, that could cause actual results to differ materially from those expressed in the forward-looking statements are discussed in Sterling’s reports (such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K) filed with the Securities and Exchange Commission and available on the SEC’s website at www.sec.gov.